Exhibit 107

Calculation of Filing Fees Tables

Form S-8

(Form Type)

Invesco Mortgage Capital Inc.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Common stock, par value $0.01	Other	1,100,000(1)	1.79(2)	$1,969,000	.0000927	$182.53
Fees Previously Paid	—	—	—	—	—	—	—	—
Total Offering Amount						$1,969,000		$182.53
Total Fee Offset								—
Net Fee Due								$182.53

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Invesco Mortgage Capital Inc. (the “Registrant”) that may be issued pursuant to stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on April 28, 2022.